Exhibit 10.21
                                   Amendment 1

      This amendment is made as of June 6, 2000 to the shareholders agreement of December 31, 2000 (the "Agreement"), by and between Bernard Wolff ("Bernie") and Ambient Corporation ("Ambient") respecting Kliks.com Ltd. The Agreement shall remain unchanged and in full force and effect except for the following:

Section 1.8 shall be amended to read as follows:

Subject to the provisions contained herein, from June 6, 2000 and thereafter, Ambient shall loan (on terms and conditions contained in the attached loan agreement, Appendix 1.8) to the Company up to an aggregate amount of $1,000,000 U.S. dollars to meet the financing needs of the Company in accordance with a budget(s) adopted by the Board of Directors of the Company from time to time. Ambient shall not be issued any additional shares or securities of any kind for such payments.

Provided that the aggregate loan amount shall be reduced to $850,000 in the event that Ambient's auditors so instruct.

A section 4.2 (a) shall be added to the Agreement as follows:

Bernie and Ambient shall be entitled to transfer their respective Proportionate Shares in whole or in part to any subsidiary of Ambient Corporation without being subject to the Right of Refusal set forth below.

Whereas the parties have affixed their signatures to this amendment as of the effective date written above.


Ambient Corporation


\s\ Michael Braunold                    \s\ Bernie Wolff
--------------------                    ----------------
by: Michael Braunold                    Bernie Wolff
Director


                                      -1-